EXHIBIT 99

FINAL TRANSCRIPT

Conference Call Transcript

IRF - International Rectifier Conference Call to Discuss Restatement Results

Event Date/Time: Aug. 04. 2008 / 8:00AM ET

FINAL TRANSCRIPT

Aug. 04. 2008 / 8:00AM ET, IRF - International Rectifier Conference Call to Discuss Restatement Results

CORPORATE PARTICIPANTS

Portia Switzer

International Rectifier - VP, IR

Oleg Khaykin

International Rectifier - President, CEO

Richard Dahl

International Rectifier - Chairman of the Board

Peter Knepper

International Rectifier - CFO

CONFERENCE CALL PARTICIPANTS

Craig Berger

FBR - Analyst

Craig Hettenbach

Goldman Sachs - Analyst

Steven Smigie

Raymond James - Analyst

Romit Shah

Lehman Brothers - Analyst

Craig Ellis

Citigroup - Analyst

Mona Eraiba

TCW - Analyst

Sid Parakh

McAdams, Wright, Ragen - Analyst

Manish Goyal

Cref Investments - Analyst

PRESENTATION

Operator

 Ladies and gentlemen, thank you for standing by and welcome to the International Rectifier restatement results conference call. During the presentation all participants will be in a listen-only mode, and afterwards we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Monday, August 4, 2008. And I would now like to turn the conference over to Portia Switzer, Vice President, investor relations. Please go ahead.

 Portia Switzer  — International Rectifier - VP, IR

 Thank you, operator. Good morning, everyone, and welcome to IR’s Super K conference call. We filed all of our outstanding SEC documents on Friday afternoon August 1. And if you have not already read through the documents they can be found on our website at IRS.com. This call is being broadcast over the Internet and can be accessed through IR’s web address. A conference call replay will also be available through August 11, 2008.

With me today are Oleg Khaykin, Chief Executive Officer; Richard Dahl, Chairman of the Board and Peter Knepper, acting Chief Financial Officer. After our prepared comments we will open the line for questions. Our discussion today will include some forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution that such statements are subject to a number of uncertainties, and actual results may differ materially. Risk factors that could affect the Company’s actual results are included in the Company’s filings with the SEC including the most recent reports on form 10-K and 10-Q. Now I would like to turn the call over to Oleg Khaykin.

 Oleg Khaykin  — International Rectifier - President, CEO

 Thank you, Portia, and thanks to everyone for joining us this morning. As all of you know, this is the first time that I have had an opportunity to be on a call with all of you. We reached a major milestone in filing all our outstanding filings with the SEC. There is a lot of information in each of the documents that describe in detail the scope of the investigation, a summary of finding, the scope deficiencies, the remediation and finally the restatement of our financials through fiscal year 2007 and the financials for the first three quarters of fiscal 2008.

The purpose of this conference call is to review the highlights of our recently filed documents and to answer your questions. The filings represent a completion of 19 month process of reconstructing and restating our historical accounting and financial records. Everyone worked tirelessly over the past year to allow IR to become a current filer again; I speak for everyone in the Company when I say that I am very pleased to have this chapter behind us and to move forward.

I will be turning over the call to our Chairman, Richard Dahl, who will summarize the sequence of events of the completed investigation, our acting chief financial officer, Peter Knepper, will then summarize the results of the restatement and provide a brief financial breakdown of the first three quarters of our fiscal 2008, and brief preliminary comments for our fourth quarter ending June 30, 2008. I will then come back and comment on some relevant items pertaining to our strategy going forward. I will talk a little about the current market environment, and then outline our strategic plans going forward. We will then open it up for questions. Richard.

 Richard Dahl  — International Rectifier - Chairman of the Board

 Thanks Oleg and everyone for joining us today. The past 19 months have been one of the most challenging times for International Rectifier. The Board of Directors takes seriously our responsibility to ensure that we adhere to business practices that are in compliance with applicable laws and regulations and that are of the highest ethical standards. To that end I want to address the events of the past year and actions taken by us to fully resolve these past issues.

In January of 2007 we launched an investigation to various company financial and accounting related practices. As a result of this investigation, various accounting irregularities and improprieties in Japan were discovered. The investigation was later expanded to include a comprehensive investigation of the Company’s broader accounting and control environment.

In July of 2007 the Company’s CFO was terminated. The EVP of sales and marketing resigned, and in October of 2007 the Company’s CEO resigned. We appointed our general counsel, Don Dancer, as acting CEO and immediately commenced an executive search process for a new CEO. We made additional management changes and put in place a special committee of the Board, which was led by an independent lead director to assist in providing corporate oversight and support to Don.

In February of 2008 we named Oleg Khaykin as our new chief executive. Oleg brings extensive global experience in semiconductor operations, strategy and business development. We also made the following appointments, a new acting CFO, the chief administrative officer to oversee compliance and legal matters, a new vice president of compliance reporting directly to the audit committee, elected three independent directors and an independent Chairman of the Board. At the same time, we’ve instituted numerous improvements in governance, internal control, accounting, financial reporting and management processes.

The investigation raised issues in several distinct areas which have been chronicled in the Company’s 12b25s over the past year and most importantly, a full account of these items are detailed in depth in the 2007 10-K recently filed. These distinct areas are matters relating to our subsidiary in Japan; revenue recognition matters; unrecorded liabilities; restructuring charges; tax matters and other matters of general comment. The result of the investigations are serious and significant. We have made a thorough and honest evaluation of our system of internal control and the evaluation is in our 10-K.

As a result of our review of these issues, we have identified several deficiencies in our accounting and financial reporting controls. First, we did not maintain an effective control environment that consistently emphasized an attitude of integrity, accountability, and adherence to generally accepted accounting principles. Second, we did not maintain effective controls over the completeness and accuracy of our period and financial reporting processes for certain transactions.

Third, we did not maintain effective controls to ensure that our revenue recognition policy and procedures were consistently applied and adequately communicated. And fourth, we did not maintain effective controls over the accounting for income taxes. We are intensely focused on strengthening our control environment, our processes and our company culture to ensure that we have the right people and financial disciplines in place.

We have strengthened our leadership team and governance practices, created an environment of accountability, particularly in Japan, and approved our processes related to key accounting functions. First of all, over the past year management with the assistance of outside experts in this area, trained all employees on our updated ethics and integrity policy. We improved our ethics hotline and employees at all levels can provide information or anonymously voice any items of concern. In addition, we are now focusing our decision-making on longer-term objectives with less focus on quarter by quarter operating results.

Second is accountability in Japan. Once we became aware of certain irregularities, we took the following steps. Management of the subsidiary was changed. The off-book warehouses that are discussed in the 10-K were closed, and we repatriated all remaining inventory to our distribution center. We engaged an interim financial executive unrelated to the previous management team members, and we recently hired a permanent replacement. We also increased oversight over our Japanese subsidiary which included implementing controls for order processing, financial accounting, logistics and treasury activities. We are confident that the issues found in Japan were isolated. Neither the whistleblower hotline nor the independent investigation raised additional concerns or similar activities outside of Japan.

Whenever we have discovered weaknesses in the course of conducting the investigation, we have gone out and tested which gives us another level of confidence that the specific circumstances we saw in Japan were not happening elsewhere.

Third, we have hired and will continue to search for key talent with an appropriate level of accounting knowledge, experience and training in the application of GAAP. If at any time we do not believe we have the skilled personnel we need, we will supplement our accounting staff with external advisors on an as needed basis to ensure confidence and integrity in our processes.

And fourth, is new policies and procedures, controls and training of our key accounting processes including ethics and integrity, revenue recognition, sales return and warranty obligations, sales order maintenance, asset impairment, accounting for severance and restructuring charges, income tax accounting including transfer pricing and many others. We are also investing in additional IT systems to improve the reliability of financial reporting by reducing the need for manual processes and controls, thus reducing the opportunities for errors and omissions.

I refer you to our 10-K that we filed Friday afternoon to give you a more in-depth description of our remediation actions to date. Our remediation efforts are continuing, and we expect to make additional changes to our control environment and the period and reporting processes, which we believe will further strengthen our internal control over financial reporting. We have dedicated considerable resources to the design, implementation, documentation and testing of our internal controls. And although we believe the steps taken to date have improved the effectiveness of our internal controls or financial reporting, we do not believe we have fully completed all of the corrective processes and procedures we believe are necessary.

We will continue to monitor the effectiveness of our controls in the areas affected by the material weaknesses that we described, and as required perform additional procedures to ensure that our financial statements continue to be fairly stated. We continue to fully cooperate with the SEC, the US attorney’s office and the IRS. As a final comment on the investigation, while it is over and all of you should read our findings and conclusions, I can assure you of management and the board’s commitment that these types of events will not happen again. We will remain diligent.

From my position as chairman looking at the future of this company we are all very encouraged by the potential that exists here. Our core strengths include a well-established industry reputation, a broad high-quality customer base and technological leadership in power management and energy conservation. We have an energized, high-caliber Board and senior management team, a healthy balance sheet and improved internal controls and procedures. We are confident that we have the right foundation in place to allow us to take full advantage of our potential with the overriding goal of creating value for our shareholders while maintaining the highest standards of ethics, governance and stewardship.

With that, I will turn the call over to Peter to walk you through the financial impact of the restatement.

 Peter Knepper  — International Rectifier - CFO

 Thanks, Richard. As mentioned on Friday, we filed our annual report on form 10-K for the fiscal year 2007, and International Rectifier reported on a generally accepted accounting basis net income of $77.7 million or $1.07 diluted earnings per share on revenue of $1.2 billion. Full-year revenue growth was strong compared to fiscal 06. However, we exited the fiscal 07 year with revenue declining in the second half. This revenue decline can be attributed to an overall market decline resulting from higher channel inventories and higher than expected product returns, along with decreasing consumer spending and a downturn in the housing sector.

On a restated GAAP basis International Rectifier reported for fiscal 06 net income of $36.5 million or $0.51 diluted earnings per share on revenue of $1 billion. And for fiscal 05 net income of $85 million or $1.21 diluted earnings per share on a revenue of $1.05 billion. The cumulative effect of our restatement adjustments on our financial statements prior to fiscal 05 reduced previously reported shareholder equity by approximately $97.2 million.

We have also filed our quarterly reports on form 10-Q for the first three fiscal quarters of 08. For these periods on a restated GAAP basis International Rectifier reported for the September quarter revenue of $266.2 million and net income of $10.4 million or $0.14 diluted earnings per share. For the December quarter revenue of $262.7 million and net income of $300,000; and for the March quarter revenue of $252.2 million and a net loss of $21.6 million or $0.30 diluted loss per share.

As a whole, pressure on our revenue and operating results came from reductions and write-offs in our excess channel inventory, softening of demand resulting from a decrease in consumer spending and continued downward pressure in the housing sector. For the just completed June quarter our preliminary estimate of revenues on a GAAP basis is in the range of $190 million to $210 million and on a pretax basis excluding the costs related to the investigation, we expect to be close to breakeven. Keep in mind Q4 08 includes the effect of several items that caused our revenue to be down sequentially from Q3.

These items included continued expected reductions in our excess channel inventory, dramatically decreasing royalty revenue run rates from expected patent expirations and the effects of the current market conditions. We do expect gross margins for the June quarter to be generally up sequentially from the March quarter, and we intend to continue our planning for reducing operating expenses and rightsizing our costs to better align with our true organic demand. We expect to reduce these costs as a percentage of revenue to approximate historical levels before the end of our fourth fiscal quarter of 09.

Additional information of interest to many of you includes our balance of cash and investments which on June 30, 2008 is approximately $740 million. Capital expenditures for fiscal 07 were $123 million and for fiscal 08 we expect to report capital expenditures of approximately $35 million to $40 million. And our share count for basic earnings per share for fiscal 08 is expected to be $72.8 million.

Now Oleg will highlight some important facts for 2008 and address some of our strategic goals and plans going forward.

 Oleg Khaykin  — International Rectifier - President, CEO

 Thank you, Peter. Since joining International Rectifier in March, I have had an opportunity to assess first-hand the Company’s competitive situation. Based on strategic review of the Company’s technology, product, target markets and customer base I see great potential for our Company. Specifically, the demand for energy saving and power management products continues to increase as energy costs escalate. IR continues to demonstrate technology and product leadership in power management, our brands remain strong and our customer relationships remain solid and continue to expand as we enter new markets and applications.

During my first 100 days at IR I have conducted a comprehensive review of our strategy and organization. I have met and got to know many of our employees, listened to their concerns and ideas and have shared with them my vision and strategy for IR going forward. At this point in time I am pleased to say our team is newly energized and we are on our way to rebuilding the business momentum after five quarters of uncertainty. That said, I want to be very clear we have many challenges and issues that will need to be addressed in order for IR to realize its full potential.

Some of those challenges are straightforward, and we are already addressing them or will address them shortly. Others are much more structurally complex and it will take us much longer time to resolve. In the near term we are looking to address the following three issues. The first one is excess and obsolete product inventories in the channel. The second one is relatively higher operating and SG&A costs in view of Company’s smaller size. And third, rebuilding our business momentum in Japan.

On the inventory side IR is moving aggressively to reduce excess in house and channel inventories. Since I’ve joined in March, we have undertaken additional efforts to reduce the number of days in inventory that we are comfortable for our distribution partners to hold. In addition, we have also proactively been taking back obsolete and/or slow-moving products out of the channel. These actions are aimed at establishing true organic demand visibility for our products internally.

Understanding our organic demand is key to properly sizing and planning our manufacturing operations and supply chain. The net effect of these actions taken over the past four months are lower revenues as we work to bleed off the inventories and significant hits to our gross margin line as we take back the product and idle our factories.

The next challenge we are addressing is relatively higher operating and SG&A costs for the Company’s current size. IR today is a significantly smaller company than it was prior to the sale of our PCS business to Vishay in 2007. The PCS business was highly synergistic with the rest of IR and provided significant manufacturing overhead and SG&A absorption. The resizing many of those functions is not a trivial matter as many are volume independent. Nevertheless, our manufacturing team under the leadership of our new COO, Mike Barrow, is working to redesign our manufacturing operations and processes to lower our manufacturing overhead.

In the case of SG&A, we have taken extensive measures to reduce our quarterly costs. We plan to continue taking further actions to reduce it even further. We are also scaling back R&D to be more aligned with the current size of the organization. In addition, over the past several years the company had set aggressive growth expectations for its proprietary products. Our new technologies, products and market forecasts have certainly provided a basis for those ambitious expectations.

To prepare for that growth, the Company had planned and implemented a build ahead capital expansion. As is often the case, aggressive growth expectations do not always materialize for many reasons, such as over ambitious market or industry forecasts, slower customer and market adoption, product development delays, manufacturing glitches or a combination of all of the above. The net result of this is IR finding itself today with greater fab capacity and manufacturing cost burdens, particularly at our UK site.

Ultimately we will grow into our new manufacturing footprint. However, in the near term we are undertaking a multitude of cost reduction measures. In May we implemented a significant reduction in force at our UK facility and have taken other measures to reduce the cost of that site. The third issue that we are addressing is rebuilding our business momentum in Japan. We have regrouped under the new leadership, which already is showing tangible benefits and recovering lost time and opportunities. My first trip overseas was to Japan where I visited our key strategic customers and partners to reassure them of IR’s commitment to Japan and to re-energize our business relationships.

In addition to the near-term actions we are also launching three long-term strategic initiatives within IR that will take 18 to 24 months to implement and to implement turnaround and they involve a major reengineering of our manufacturing and supply chain operations, significant improvement of R&D efficiency and a more focused market and product business unit strategy. I look forward to discussing all of the above initiatives in greater detail at a later time.

Overall, our turnaround strategy is a three-phase approach with three phases running in parallel and having different time horizons for completion. The first phase is stabilization. This phase consists primarily of short-term initiatives aimed at getting the company to a new operating model. It includes focusing on Tier 1 customers, changing in pricing and sales practices, reprioritization of products, development projects and initial set of management organizational and operational restructurings, cost structure optimization and consolidation and optimization of our supply and distribution channels and partners.

The second phase is a comprehensive rethinking and restructuring of our manufacturing operations and supply chain.

The third and final phase is growth acceleration consisting of strategic business development in focusing on large Tier 1 customers, developing of new advanced technologies and products and corporate business development initiatives. At this point in keeping with the cautious overall stance on the industry for the second half of 2008, and the fact that we are in process of just starting to execute on our turnaround strategy, I am not prepared to discuss specific quarterly guidance or immediate sequential targets for our revenue, gross margin, EPS going forward.

As we move forward and implement our three-phase turnaround strategy I believe that product line growth, product line profitability and high return on invested capital will be the most effective ways to improve shareholders value. I am very pleased to have the opportunity to lead IR team as we rebuild the company had take it to new heights. With that, I would like to now open the call up to take your questions. Operator, please open up the lines. We will now begin the Q&A session.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Craig Berger, SBR Capital Markets.

 Craig Berger  — FBR - Analyst

 Good morning, and congratulations on getting through this monumental restatement process. Can you talk a little bit about what you see is the ongoing sustainable OpEx level you kind of like the Company to get down to? Can you just talk about what your longer-term gross and operating margin targets may be out in time, not any specific quarterly guidance but what you’re shooting for?

 Oleg Khaykin  — International Rectifier - President, CEO

 Thank you for your question. I think to answer your question I probably will not at this point to go and discuss in detail where we think our operational model is going to come out. Particularly with respect to the operating, particularly with respect to the gross margin because one of the things we’re doing is trying to decide on what will be the long-term mix of our products. And really from my perspective I look at every product line and I have different goals for gross margin targets based on the cost it requires to support those product lines. But what I will tell you is what we are targeting is really having more focus on the operating income. And obviously what we are trying to target in the longer-term is around 15% operating income.

 Craig Berger  — FBR - Analyst

 15%. Can you talk about what some of the factors are that are driving the June revenues down so much sequentially? And is some of that related to your channel clearance activities?

 Oleg Khaykin  — International Rectifier - President, CEO

 One of the things really we — what we are trying to do is try to understand our organic demand. And obviously when you have a lot of inventory in the channel and having as many distributors as we have, it is kind of becomes very difficult to try to see what is our organic demand and planning our manufacturing capacity accordingly. So what we’ve undertaken is a reduction in channel inventory probably to a more — and when I say channel inventory it is distributor inventories plus the inventory we hold on hand. Because from my perspective going forward I really view the inventory held by both IR and our channel partners as one and the same.

So what we are trying to do is bring it down to about 12 weeks of inventory. And as we continue to optimize our manufacturing operations we may take it even further as we reduce our cycle times. So with that in mind, clearly one thing you are trying to do is on one hand you have to operate your factories. On the other hand you would feel we have probably more inventory in the channel that we are comfortable with. So we are in parallel and adjusting both levers; one is idling our factories, which gives us lower cost absorptions which negatively impacts our gross margins. And at the same time allowing our inventories to be burned off in the channel and also proactively going out and taking out any of the slow-moving or obsolete inventory that is sitting there and bringing it back or scrapping it.

 Craig Berger  — FBR - Analyst

 Thank you. Last questions, and then I will hop back in the queue. First, can you just comment on whether you are still in both major gaming consoles that you were shipping into for kind of the refresh versions coming out the back half of the year? And secondly, can you just comment about what you think of a share repurchase program in light of your significant cash balances? Thanks.

 Oleg Khaykin  — International Rectifier - President, CEO

 We are in both of the game consoles, but to a smaller extent because one of the things that happens when the consoles get redesigned and they require lower amount of power, you do not need as many of the high-performance parts as we were shipping in the first generation. So to answer your question yes we are in both consoles. And to your second question, the Board of Directors continues to look at all the options as to what we can do with cash. And I would leave it for a later point to see what kind of decisions we are going to make. We are pretty focused on getting this restatement done; now that we are done obviously we can look at all the other options.

 Portia Switzer  — International Rectifier - VP, IR

 Next question, please.

Operator

 Craig Hettenbach, Goldman Sachs.

 Craig Hettenbach  — Goldman Sachs - Analyst

 Oleg, can you talk about the new technology breakouts that you provided power management devices, energy-saving and so on, in terms of your prospects for kind of longer-term growth. What buckets of technologies you think will drive the growth for the company going forward?

 Oleg Khaykin  — International Rectifier - President, CEO

 Sure. When I look at power management one of our new strategies going forward is really looking at it from point of view of customer solutions. And it ranges from anything as simple as a point functionality that is fulfilled by a discrete device, say a MOSFET IGBT or any kind of other switch all the way to a very complex power management architecture where we provide the entire chipset.

So as we focus on our core markets in the industrial, consumer, aerospace defense and datacom and automotive, we work with a number of our Tier 1 customers and very much leverage them to define our next-generation roadmap. And the kind of value proposition that we provide them with ranges from kind of advanced engineering products, which involve extensive IC design and things like that, to the plain physics where we sell our semiconductor technology to drive power, switch power and so on.

So in terms of the new technologies as I mentioned it is a next generation of products servicing the needs of our customers in the above-mentioned vertical markets. As well as the advanced high-performance MOSFET and IGBT’s plus the new technologies that we see on horizon that will make the current generation of MOSFET and IGBT’s much more efficient.

 Craig Hettenbach  — Goldman Sachs - Analyst

 Okay, and if I could follow up the filings noted the transitional services to Vishay is about a three-year timeline. Do you have any guidance in terms of how that plays out over the next year and how that winds down over the those three years?

 Oleg Khaykin  — International Rectifier - President, CEO

 Say again?

 Craig Hettenbach  — Goldman Sachs - Analyst

 The transitional service revenues for Vishay.

 Oleg Khaykin  — International Rectifier - President, CEO

 The transitional services, clearly that is a — to a large extent depends on how quickly Vishay can internalize or find alternatives for the transitional services performed by IR, but we expect that to come down over the next 12 to 18 months significantly.

 Craig Hettenbach  — Goldman Sachs - Analyst

 And last one, if I could. It looked like for the filings that some of the inventory reduction in the channel was highlighted more on the energy statement products and aerospace and defense. Is that fair, and if you could comment on some of the other technology applications.

 Oleg Khaykin  — International Rectifier - President, CEO

 I don’t believe it was in aerospace and defense. There might have been some but I think the bulk of the products that we have done in terms of the taking back obsolete inventory is traditional MOSFET product. I think in the case of the energy-saving products in aerospace we have just more or less slowed down the shipments to burn off the inventories, but we have not taken much inventory back.

Operator

 Steven Smigie, Raymond James.

 Steven Smigie  — Raymond James - Analyst

 Thank you. I was wondering if you could comment on where you stand with regards to potential delisting since you have all your filings done, are you fully compliant now with everything you need to do or are there other issues that may stand in your way?

 Richard Dahl  — International Rectifier - Chairman of the Board

 The answer to that is yes, we are fully compliant. We’ve been having open and active dialogue with the Exchange, and they have been actually very positive with us. And we think we have a good rapport with them.

 Steven Smigie  — Raymond James - Analyst

 As you said, you are fully filed so at this point that is not — you’ve been given a deadline and that is sort of irrelevant at this point because you have every thing —

 Richard Dahl  — International Rectifier - Chairman of the Board

 Correct.

 Steven Smigie  — Raymond James - Analyst

 Okay. And then in terms of thinking about the revenue that you guided here for this quarter, can you say what revenue might have been if you had not decided to reduce the inventory here since it is more of a normalized run rate for the revenue?

 Oleg Khaykin  — International Rectifier - President, CEO

 As I said in my comments, I think until I see a true organic demand I probably do not want to speculate on what might have or should have because clearly there is a lot of variables in here. But clearly the numbers would have been higher; but I think at this point in time I would refrain from giving any kind of guidance.

 Steven Smigie  — Raymond James - Analyst

 Is there any timing on when you might give a full report on Q2 and Q3 guidance?

 Oleg Khaykin  — International Rectifier - President, CEO

 On Q2 and Q3, one of the things we are doing right now is trying to finish up our —

 Steven Smigie  — Raymond James - Analyst

 I’m sorry, I mean calendar Q2.

 Oleg Khaykin  — International Rectifier - President, CEO

 I understand. What we are working on is working to finish up our 10-K for 2008 which is concurrent with our fiscal Q4 or the calendar Q2, and unfortunately the same people who are working to get the restatement are now busily working on the 10-K for 2008. So once we complete it we expect that to have all the information that you are looking for, and hopefully it will be not too distant future from now.

 Steven Smigie  — Raymond James - Analyst

 My last question was just any sort of timing or thoughts on appointment of a full-time CFO — but non acting CFO. Thanks.

 Oleg Khaykin  — International Rectifier - President, CEO

 I think Peter will disagree that he is a part time (multiple speakers).

 Steven Smigie  — Raymond James - Analyst

 Sorry about that. (multiple speakers)

 Oleg Khaykin  — International Rectifier - President, CEO

 A lot more than full time, but to answer your question, we have several candidates under consideration and this should take place relatively shortly.

 Steven Smigie  — Raymond James - Analyst

 Okay. Thank you.

Operator

 Romit Shah, Lehman Brothers.

 Romit Shah  — Lehman Brothers - Analyst

 Good morning, everyone. In the March quarter it looked like there was an $18 million charge for writing down inventory. You indicated that June was largely breakeven. Did you guys write down any additional inventory?

 Oleg Khaykin  — International Rectifier - President, CEO

 I think we’ve tried to take as much inventory in the Q3 as possible. But as you can imagine, as we negotiate various terms and conditions with our distributor partners not everything can be done in one quarter. So we are expected to take some additional charges in our fiscal Q4, and it may even extend to some smaller extent into our fiscal Q1, but clearly the bulk of our activity has taken place at the end of Q3.

 Romit Shah  — Lehman Brothers - Analyst

 Terrific. And did you also say that just to clarify, that most of the IT revenue was taken out in the June quarter, as well?

 Oleg Khaykin  — International Rectifier - President, CEO

 Yes. For all practical purposes going forward, just assume there is no IP revenue as our patents largely have expired. And the IP royalty have pretty much gotten to almost nothing.

 Romit Shah  — Lehman Brothers - Analyst

 So just in terms of the June breakeven there is really no IP revenue; perhaps some additional inventory charges but much lower than the $18 million you recorded in the March period? And this breakeven also excludes any investigation related expenses?

 Oleg Khaykin  — International Rectifier - President, CEO

 Right, the breakeven excludes investigation expenses, and yes, we expect the inventory adjustments to be lower than $18 million. And no IP revenue. So it is true, honest to goodness basic operating model without any kind of boosters.

 Romit Shah  — Lehman Brothers - Analyst

 That’s helpful. When would we expect to see the investigation expenses tail off in the September period? Or do you see that sort of spilling through the end of the calendar year?

 Peter Knepper  — International Rectifier - CFO

 We should see a substantial reduction in those costs coming into the third calendar quarter or our first calendar, fiscal quarter.

 Romit Shah  — Lehman Brothers - Analyst

 Okay, and then just on the channel you talked about a target model of roughly 12 weeks. Where do we stand today?

 Oleg Khaykin  — International Rectifier - President, CEO

 It is significantly, it varies by product to product but it is significantly more. And it also varies by different distributors. And we have some distributors have as much as 18, 20 and in many cases what a lot of them do is they try to load up on the product earlier in the year for the demand expectations in the second half of the year. As we improve our operating efficiencies and can guarantee a more reliable cycle time we do not see the reason to ship more products into the channel. And I am trying to very much manage the Company going forward from the POS perspective versus the PLP perspective.

 Romit Shah  — Lehman Brothers - Analyst

 And then just lastly on the cash balance, it looks like there is roughly $200 million that is tied to mortgage and other asset backed securities. Do you feel like you have adequately marked down those securities to their fair value?

 Peter Knepper  — International Rectifier - CFO

 This is Peter again. Yes, we have. As we disclosed, we took an additional charge of $3.7 million in the fourth quarter to acknowledge impairment in that area. And approximately of that $200 million you reference approximately $125 million are securities that would be constantly reviewed in that fashion as the difference relates to Fannie and Freddie Mac issue obligations.

 Romit Shah  — Lehman Brothers - Analyst

 Okay. Thank you very much.

Operator

 Craig Ellis, Citi.

 Craig Ellis  — Citigroup - Analyst

 Welcome aboard, everybody. Oleg, you mentioned that you would expect that bite-offs on the channel inventory would essentially cease in the September quarter, be close to that. Does that mean you think the channel inventory reduction work that you are doing and your demand assessment will be complete at that time, or could that trail into the calendar fourth quarter this year?

 Oleg Khaykin  — International Rectifier - President, CEO

 I think what we are expecting we are not going to be taking much product back. We had a number of products that was a [lettuce] product that really very few people consume today, so we had a good reason to believe that it will not be consumed. And will come back to us eventually. So we have taken some proactive measures to take this inventory back at a — by structuring deals with our distributors, whereby we can take this inventory at a lower volume and save ourselves some money in process.

The remaining strategy that we have — sorry — the strategy for the remaining inventories to kind of over time to bleed it off by slowing down production internally and letting our channel partners bleed off the inventory by consuming it. So I think while most of it I expect to be kind of be done by September, I still think there probably my spill into the fiscal Q2 or the calendar Q4 as we continue to work down some inventories particularly in the more commodity type product like MOSFETs and things like that.

 Craig Ellis  — Citigroup - Analyst

 That’s helpful. Regarding that production slowdown, where was utilization in fiscal third quarter? Where do you expect it to be in the fiscal fourth quarter when we get those reports? And how should we take think about the trajectory of utilization from here given your channel management strategies?

 Oleg Khaykin  — International Rectifier - President, CEO

 Well, I think we’ve actually shut down several of our fabs or idled other lines in Q4, and we have also been running slower rate of production in fiscal Q1. In terms of utilization, utilization is an interesting concept. It varies from tool to tool in different parts of the line, but generally I would say our US factories have been running slightly higher utilized in our UK where we’ve seen the biggest drop-off in manufacturing was in our UK factory. And I think until I’m in the process of restating and revising definitions of utilization in our assets, so I think this quarter I would not want to talk about much utilization because the type of utilization that my factories report I think are not according to my definition. And as we redefine what it means to be utilized I think in the future quarters we will be able to give you a better visibility in that but I would say it is far from where fab needs to be to be profitable.

 Craig Ellis  — Citigroup - Analyst

 Okay. That’s helpful. Two more. The first one would be you mentioned the potential for manufacturing and operating expense self-help. Is it possible to quantify a range of cost savings that is possible on each of those parameters?

 Oleg Khaykin  — International Rectifier - President, CEO

 We have, and I don’t — it is a lot of it is mix within the variable and the fixed costs. I don’t think we are actually breaking out and actually telling what each individual component was. But I think as you may know that is when we reported our Q4 on the lower revenue we’ve actually managed to get a better margin, and a lot of it came through comes primarily through the manufacturing cost efficiencies.

 Craig Ellis  — Citigroup - Analyst

 Okay, and lastly for me, it was very helpful to hear that you have identified three phases for the turnaround of the business. Can you just talk about when you think you will be moving through each of those three phases?

 Oleg Khaykin  — International Rectifier - President, CEO

 As I said, all three of them are running concurrently; really the difference between the three of them is the time horizon. The first phase stabilization, is really something we do within the first 12 months, and it is really composed of a lot of shorter-term measures such as cost reduction and — but also some of the revenue acceleration whereby we are taking product, new products that are close to completion and we are reallocating more R&D resources to accelerate them to market.

So clearly accelerating new product introduction to kind of reclaim our leadership in the traditional markets such as MOSFET and IGBT is very key because they do have fairly quick time-to-market and time to money dynamics. So really the stabilization is 12 months, and that is all about taking down some costs and accelerating revenue and new product top line.

The second phase is our manufacturing optimization, and that runs between kind of 12 to 24 months. And just a matter of restructuring our manufacturing operations as you can imagine you require a lot of the customer approvals and the changes you can make and manufacturers move slower. So that is kind of running 12 to 24 months time horizon.

And the third phase, revenue growth acceleration, that involves a lot of the new technologies and new product development that we already started or are currently starting. And it is what we are focusing our R&D dollars going forward. And that I expect to be between 18 to 30 months time horizon as these products get launched.

 Craig Ellis  — Citigroup - Analyst

 Thanks, and good luck, Oleg.

Operator

 Mona Eraiba, TCW.

 Mona Eraiba  — TCW - Analyst

 Could you remind us the policy about recognizing revenue through distribution? Is it on resale or on shipments to distributors? And then I have a second question.

 Peter Knepper  — International Rectifier - CFO

 I’m sorry, I didn’t catch the entire question. Could you repeat it, please? This is Peter.

 Mona Eraiba  — TCW - Analyst

 The policy of recognizing revenue, do you recognize revenues to distribution on resale from the distributors or when you ship it to distributors?

 Peter Knepper  — International Rectifier - CFO

 Well, we do — there is actually both situations in our organization, but predominantly we recognize revenue on shipment.

 Mona Eraiba  — TCW - Analyst

 Is that why you have such a big hit to revenue? This quarter?

 Peter Knepper  — International Rectifier - CFO

 Well, no, it is a function of actually taking Oleg’s view of what is in the channel and trying to understand our organic demand. And there has been some inventory in the channel that we are trying to bleed out.

 Mona Eraiba  — TCW - Analyst

 Okay, so why are the distributors still selling — you are not recognizing this revenue right now?

 Oleg Khaykin  — International Rectifier - President, CEO

 You have to separate the business management from the financial recognition, right. The revenue is recognized when we ship the product to the distribution partner, and depending on the distributor they have various degrees of transparency as to what they actually sell through. So while some of the distributors we will eventually move to POS with the others there they can not provide reliable information, we will continue to work on POP. However, from the management perspective we really look at managing our distributor partners by looking at the POS sales as to not allow significant buildup of inventory in the channel.

 Mona Eraiba  — TCW - Analyst

 Is this transitional phase, you are trying to deplete the inventory at distribution; so you are not recognizing what they are selling because you are holding back from shipping to them?

 Oleg Khaykin  — International Rectifier - President, CEO

 We are not recognizing what they are selling because we recognize the revenue when we sold it to them in the prior quarters.

 Mona Eraiba  — TCW - Analyst

 Right, so it looks like this quarter it is understating the revenue potential because distributors are trying to clean their inventory and ship from the inventory and you are not recognizing during that sale.

 Oleg Khaykin  — International Rectifier - President, CEO

 I think that’s a fair assessment.

 Mona Eraiba  — TCW - Analyst

 Okay, okay. The second question, could you give us an update of an end demand at each market from the way you see it right now?

 Oleg Khaykin  — International Rectifier - President, CEO

 I can probably give you some color on different parts of our product. So starting with our power management devices, which are predominantly MOSFET, I think that market moves very much with the broader economic demand, and that is obviously one of the segments where we are trying to work down the inventory.

So clearly the revenue that we are seeing may not reflect what the ultimate end market demand is. But I think just from what I picked up in talking to our distributors there is a lot of caution in the channel today and they are trying to work down their inventories, as well, because they are not certain about what is the second, how strong the second half of the year is going to be. And given that there is a relatively short lead time from companies like IR in replenishing inventory they are trying to go to a shorter inventory cycle.

On the enterprise power, I think the market for servers is doing very well. We are seeing pretty good demand as manufacturers convert to the next generation of the server platform in the second half of this year. Energy savings products kind of traces the consumer industrial demand fairly well. As you know, consumer demand has, particularly in the U.S., has not been that great, but we are seeing some pickup. I don’t know if it is driven by depleted inventories or just some customers placing new orders.

Aerospace and Defense, that market is largely driven by the programs that have been won two, three years ago. So that is purely driven by the government and the aerospace company spending, and that market is fairly flat in my view. So that is kind of the overview for you across all the major segments.

 Mona Eraiba  — TCW - Analyst

 Thank you very much.

Operator

 Sid Parakh, McAdams Wright Ragen.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Good morning, everybody. Just a few questions here. Maybe can you help us understand what the real impact of the entire investigation over the last year has been on the revenue line, if at all. What I am hearing is you are talking about some market related weakness really having an impact. But I would tend to think that there is a lot of distraction internally within the company that probably has also had an impact on the revenue line. Maybe can you address that?

 Oleg Khaykin  — International Rectifier - President, CEO

 Well, I mean, clearly, as Richard has pointed out in his statement, pretty much the entire leadership of the company has been replaced. So to say that there has been no impact would not be the truthful statement. So clearly there has been more of what I would so-called deep focusing, because when you had the investigation, clearly, as you change the management some of the old strategies go away and new strategies need to be developed.

So I think, clearly, there has been some slowdown in a focus, probably in second half of last year, but I think we have pretty much moved on beyond that since the last two quarters. So we have been very much re-energized, and just launched a slew of new products so we are feeling pretty good about the moment that we are gaining right now.

The other thing as the company’s strategy was changed several years ago certain areas got more emphasized, other areas got deemphasized. So in the areas that got deemphasized some of the product portfolios became fairly aged, so it’s relative competitiveness has declined. So as we work to rejuvenate all these product segments, we are seeing pretty good traction in the market. We are feeling we are pretty well-positioned going forward.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Then just going back to the channel inventory question, I think you said on the call that 12 weeks was about what you were targeting. Did I hear that right?

 Oleg Khaykin  — International Rectifier - President, CEO

 That is what we are targeting. We are, obviously — it’s one of these things that you have to work in parallel between what kind of — what lead time your supply chain can reliably deliver. So clearly, if our supply chain cannot do better than say 14 weeks, we cannot go to 12 weeks, because we are going to leave our partners stranded. So as we reduce the inventories we, at the same time, are trying to improve our supply chain efficiency.

So clearly if we are able to go below 12, heck, I would like to go to as low as possible. Because that ultimately saves you a lot of working capital and gives you much better visibility of demand and much better predictability. So as I said, as we restructure our manufacturing operations, my goal is to push this number as low as possible.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Can you give us a sense of where you are today compared to that 12 week target?

 Oleg Khaykin  — International Rectifier - President, CEO

 Well, it varies. On some of the commodity type products we have more than 12 weeks. I think on some of the others we may have less than 12 weeks, and we are obviously scrambling to accelerate the deliveries. But I would say a bulk of our product inventory is sitting around 12 or more weeks.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Okay, so then it is also fair to say that the impact that we’ve seen on revenues from a channel inventory standpoint should kind of maybe decelerate going in future quarters. It seems like you are close to your target.

 Oleg Khaykin  — International Rectifier - President, CEO

 I wouldn’t say we are close to the target but it will decelerate. And the biggest hit was in the kind of Q3 with additional hit in Q4, and obviously that is going to become smaller and smaller part of our revenue as we move into Q1 and Q2. But I expect by the end of the year pretty much to flush out and get us closer to the new equilibrium.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 And then from an asset standpoint should we expect to see asset sales by IRF especially maybe some facilities that you kind of idled or shut down at this point?

 Oleg Khaykin  — International Rectifier - President, CEO

 We have just shut down the Oxted, England facility. At this point in time I do not see us doing any further asset sales.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Okay, thank you very much.

Operator

 (OPERATOR INSTRUCTIONS) Craig Burger, SBR Capital Markets.

 Craig Berger  — FBR - Analyst

 Thanks for taking the follow-up. Did you say what the quarterly dollar cost savings are from the closure of those two facilities? And when?

 Peter Knepper  — International Rectifier - CFO

 We are embarking on the restructuring as we speak. I don’t want to necessarily give you too far out into what to expect because it is a little speculative right now. We have not fully mapped out what Oleg has got in mind with respect to dealing with the efficiencies that he is looking at in his manufacturing operation. So I think at this point it would be premature for us to make a comment about that. We did disclose, though, that we expect to spend about $14 million in the restructuring effort.

 Craig Berger  — FBR - Analyst

 Okay, so you can’t give an annual ballpark savings figure on that?

 Peter Knepper  — International Rectifier - CFO

 Not prepared to right now.

 Craig Berger  — FBR - Analyst

 Okay. Can you tell us how much greater distributor sell-through was in June — in the June quarter than sell in, what is that spread?

 Oleg Khaykin  — International Rectifier - President, CEO

 No, we cannot do that at this time.

 Craig Berger  — FBR - Analyst

 Can you again just recap the reasons why June quarter revenues are declining so much?

 Oleg Khaykin  — International Rectifier - President, CEO

 As I said, one of the things we are trying to do is work down the inventories. So we are letting our distributors burn through the product that they have on hand. And at the same time we’ve kind of slowed down our factory operation so we do not continue to produce the product. It is kind of — we are trying to manage two levers.

 Craig Berger  — FBR - Analyst

 And on the March quarter, can you tell us what the gross margin impact was from slowing your factories down?

 Oleg Khaykin  — International Rectifier - President, CEO

 On the March quarter there was not much impact because it is only happened towards the end. Most of the impact on March quarter was from the inventory, taking back inventory and writing some inventory off.

 Craig Berger  — FBR - Analyst

 I see. I thought you were selling more expensive inventory as a result of having less utilized factories.

 Oleg Khaykin  — International Rectifier - President, CEO

 Well, the inventory that you are selling through was produced in the prior quarters, which was booked at a higher cost.

 Craig Berger  — FBR - Analyst

 And what is that cost?

 Peter Knepper  — International Rectifier - CFO

 It is cost also associated with slowing down in terms of volume has an effect on the variance the company incurs against its standard cost. And as that deceleration occurs, so does — you absorb more of that — or less of that cost into inventory, and more goes into cost of sales.

 Craig Berger  — FBR - Analyst

 Thank you.

Operator

 Mona Eraiba, TCW.

 Mona Eraiba  — TCW - Analyst

 Could you elaborate what products are you scrambling to keep to catch up with the shipment? You said some of the products you are just struggling to get rid of the inventory and some product you are scrambling to get catch up. Which ones do you have this situation?

 Oleg Khaykin  — International Rectifier - President, CEO

 I probably do not want to mention it because it quickly relates to some of our major customers’ upside demand. And they are very touchy about their name being mentioned. But it is more on the IT product.

Operator

 Romit Shah, Lehman Brothers.

 Romit Shah  — Lehman Brothers - Analyst

 Peter, just on the tax rate, should we — as we build out our models into the out year, should we assume a long-term tax rate of 39% or would you expect that number to come down?

 Peter Knepper  — International Rectifier - CFO

 We expect it to come down. There are some things that the company is wanting to do in the future to — at having gone through all of the things that we have and the restatement we’ve ascertained some longer-term tax planning that we want to execute against. So from a model standpoint clearly I would suggest that you use something in the low 30s and let us work on doing better than that.

 Romit Shah  — Lehman Brothers - Analyst

 Okay, low 30s, not to pin you down to a date but should we think about low 30s for fiscal 09?

 Peter Knepper  — International Rectifier - CFO

 No, no, further out.

 Romit Shah  — Lehman Brothers - Analyst

 For the foreseeable future we should assume 39%?

 Peter Knepper  — International Rectifier - CFO

 Maybe a little bit less, but not a lot.

 Romit Shah  — Lehman Brothers - Analyst

 Okay, terrific. Thank you.

Operator

 Sid Parakh, McAdams Wright Ragen.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Just kind of going back to an earlier question on the share repurchases, it seems like you have an outsized cash position, and given that the stock is trading under book value or even under tangible book at this point, how do you — what is the thought process going into say a possible repurchase at some point?

 Richard Dahl  — International Rectifier - Chairman of the Board

 As Oleg indicated, we’ve just gotten done with the investigation and the restatement, so we are exploring a number of alternatives for the use of the cash. And certainly a repurchase program is a tactic that could be utilized. And so we will certainly take that into account as we determine how to deploy for the best interest of the shareholders at cash.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Maybe can you also give me a sense for where you see IRF from say an acquisition strategy perspective?

 Oleg Khaykin  — International Rectifier - President, CEO

 I can comment on that. Clearly this is obviously one of the elements of our strategy, and we continuously look at opportunities, but so clearly a good opportunity arises so that it is both strategically and financially synergistic and accretive to IR we will definitely consider that.

 Sid Parakh  — McAdams, Wright, Ragen - Analyst

 Okay, thank you.

 Portia Switzer  — International Rectifier - VP, IR

 Operator, we will take maybe one more caller if there are others and then wrap up.

Operator

 [Manish Gouwal, Crest Investments]

 Manish Gouwal  — Crest Investments - Analyst

 Thank you, operator. I apologize for the background noise. There were at least a dozen questions asking you in multiple different ways as to what your operating model will look like, and I just wonder is it a timeline you can share with us when you will be ready to discuss your long-term operating model? And why after a month you are still giving such a big range for your June quarter revenues; what is so different about your accounting systems that even after four weeks you don’t have a clearer revenue number for June quarter?

 Oleg Khaykin  — International Rectifier - President, CEO

 Well, let me answer your first question regarding operating model. I think it will take us several quarters to — between truly defining what is our — the first step is to define what your organic demand looks like. The second step then you do is you resize your operating model to be in-line with that so that kind of gives you the intermediate operating model, and then you can obviously extrapolate as your new products get launched and the opportunities come on line what your ultimate kind of 12 to 18 months outlook looks like.

So I expect us by the end of this year to be pretty well in a position to be much better at defining our longer-term operating model. Regarding — second part I will turn it over to Peter.

 Peter Knepper  — International Rectifier - CFO

 Part of, as you read the 10-K you will note a number of areas that we addressed in the investigation restatement restructuring and revenue recognition, it is not that we don’t know, per se, what we’ve shipped. We are being very careful and conservative in our approach to make sure that in the areas where we have calculations that need to be made with respect to return liabilities and obligations, stock rotations and the like that we don’t put a number out there that we need to come back in and adjust. And some of those processes take a little bit longer because they are not automated at the moment. We are planning to move forward with that process, so just give us a little bit more time and we will get better at this.

 Manish Gouwal  — Crest Investments - Analyst

 Thank you.

Operator

 I will now turn the call back to you Ms. Switzer.

 Portia Switzer  — International Rectifier - VP, IR

 Thank you. Thank you very much for your participation today, and have a nice afternoon.

 Oleg Khaykin  — International Rectifier - President, CEO

 I would like to thank everybody for joining, and we are looking to a much more exciting calls in the future as we take this Company to the next level. Thank you.

Operator

 Ladies and gentlemen, that does conclude the conference call for today. We thank you very much for your participation and ask that you please disconnect your lines.

DISCLAIMER

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.